EXHIBIT 10.21

[*]         Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION AGREEMENT

This Development, Manufacturing and Commercialization Agreement (the “Agreement”) is entered into as of August 14, 2006 (the “Effective Date”) between Corium International, Inc., a Delaware corporation having its principal place of business at 2686 Middlefield Road, Redwood City, CA 94063 and its manufacturing operations at 4558 50th Street, S.E., Grand Rapids, MI 49512, including its Affiliates (“Corium”), and Barr Laboratories, Inc., a Delaware corporation, having its principal place of business at 400 Chestnut Ridge Road, Woodcliff Lake, NJ 07677, including its Affiliates (including but not limited to Duramed Pharmaceuticals, Inc.) (“Barr”).

RECITALS

WHEREAS, Corium is in the business of developing and manufacturing pharmaceutical products and wishes to develop, formulate and prepare the Product (as defined herein) for FDA approval of an ANDA, and to manufacture and supply Barr with the Product for the purpose of marketing the Product in the Territory for the joint benefit of Corium and Barr; and

WHEREAS, Barr is in the business of developing, manufacturing and marketing pharmaceutical products and wishes to obtain FDA approval of an ANDA for the Product and to market the Product in the Territory for the joint benefit of Corium and Barr;

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Corium and Barr agree as follows:

ARTICLE 1 - DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

1.01                        “Act” shall mean the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, and the regulations promulgated thereunder.

1.02                        “Affiliate” shall mean a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the designated Party, but only for so long as the relationship exists. “Control” shall mean ownership of shares of stock having at least 50% of the voting power entitled to vote for the election of directors in the case of a corporation.

1.03                        “ANDA” shall mean an abbreviated New Drug Application (as defined in Title 21 of the U.S Code of Federal Regulations) submitted to the FDA requesting approval to market the Product.

1.04                        A “Bankruptcy Event” shall mean with respect to a party, any of the following events:  (i) such Party files a voluntary petition for relief under Title 11 of the United States Code (the “Bankruptcy Code”); or (ii) there is filed against such Party an involuntary or ancillary petition for relief under the Bankruptcy Code, and either (x) such petition is not dismissed within sixty (60)days after its filing or (y) an order for relief is entered against such Party in such petition; (iii) an action or proceeding is filed with regard to such Party in any court or with any agency in each case having jurisdiction thereof under any statute or regulation (other than the Bankruptcy Code) of any state or country, which is a petition in bankruptcy or insolvency or for the general reorganization of the Party’s financial affairs; or for the appointment of a receiver or trustee over such Party or its assets, and, in the case of a filing against such Party, the action or proceeding is not stayed or dismissed within sixty (60) days after the filing thereof, or (iv) such Party files for dissolution or adopts a plan of liquidation, or (v) such Party makes a general assignment for the benefit of creditors.

1.05                        “Calendar Quarter” shall mean any of the three-month periods beginning January 1, April 1, July 1 and October 1 of any calendar year.

1.06                        “cGMP” shall mean those Current Good Manufacturing Practices required by the FDA to be followed in connection with the manufacture of pharmaceutical products, as defined from time to time by the Act and related regulations, as amended, or any successor laws or regulations governing the manufacture, handling, storage and control of the Product in the United States.

1.07                        “Commercialization” shall mean the activities undertaken to market, promote, sell, and service the Product or have it marketed, promoted, sold or serviced in the Territory.

1.08                        “Committee” shall have the meaning set forth in paragraph 2.1 herein.

1.09                        “Confidential Information” shall mean the Corium Know-How, and Technical Information and information pertaining to Corium’s and Barr’s business, products, marketing plans, marketing activities, market projections and related matters, in each case provided in writing or otherwise by one Party to the other pursuant to or in furtherance of this Agreement.  Confidential Information shall not include any information which is (i) already known to the recipient prior to the date of disclosure as evidenced by its written records made prior to such date; (ii) publicly known prior to or after disclosure other than through unauthorized acts or omissions of the recipient; (iii) disclosed in good faith to the recipient by a Third Party lawfully and contractually entitled to make such disclosure; (iv) developed by or for the receiving Party without the use of any Confidential Information of the disclosing Party, as evidenced by the receiving Party’s written records; or (v) as set forth in Article 3 herein.  Each Party to this Agreement has the right to use its own Confidential Information, for any purpose, except as specifically restricted herein.

1.10                        “Development Plans and Funding” shall have the meaning set forth in Section 3.1(a).

1.11                        “Distribution Costs” shall mean the total costs incurred by Barr for a given Calendar Quarter to warehouse and to distribute the Product in the Territory, including but not limited to, freight-out costs and insurance costs. The Parties agree that such Distribution Costs will be deemed to be equal to [*]of Gross Sales.

1.12                        “FDA” shall mean the United States Food and Drug Administration or any successor United States governmental agency performing similar functions with respect to pharmaceutical products.

1.13                        “Fully Allocated Costs” shall mean Corium’s fully allocated cost to manufacture the Product sold in the Territory, including, but not limited to [*].  This cost will be computed by Corium in a manner that is consistent with the then current methods and practices used by Corium to determine the cost of other products manufactured by Corium at its facilities; provided, however, that in any case such methods must be in accordance with U.S. GAAP.

1.14                        “Gross Sales” shall mean the total amount invoiced by Barr or its Affiliates for sales of the Product in the Territory to third parties, in bona fide arms length transactions, for a given Calendar Quarter.

1.15                        “Know-How” with respect to a Party shall mean any and all product specifications, processes, product designs, plans, trade secrets, ideas, concepts, manufacturing engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, efficacy, stability, quality assurance, quality control and clinical data, technical information, data, research records, compositions, annual product reviews, process validation reports, analytical method validation reports, specifications for stability trending and process controls, testing and reference standards for impurities and degradation products, technical data packages, chemical and physical characterizations, dissolution test methods and results, formulations for administration, clinical trial reports, regulatory communications and labeling and all other confidential or proprietary technical information that are owned or controlled by such Party and that relate to the Products.

1.16                        “Launch Date” shall mean the date of first commercial sale of the Product in the Territory by Barr or its Affiliates.

1.17                        “Listed Patents” shall mean any and all United States Patents listed in Approved Drug Products with Therapeutic Equivalence Evaluation covering the Product or its Active Drug Substance in any of its forms, including [*].

1.18                        “Net Income” shall mean the Net Sales, less:

(a)                                 [*];

*Confidential Treatment Requested.

(b)                                 [*];

(c)                                  [*];

(d)                                 [*];

(e)                                  [*]; and

(f)                                   [*].

1.19                        “Net Sales” shall mean the Gross Sales, less accrued costs related to:

(a)                                 [*];

(b)                                 [*];

(c)                                  [*].

Notwithstanding the foregoing, sales between Barr and its Affiliates shall be excluded from the calculation of Net Sales unless such Affiliates are end users.

1.20                        “Orange Book” shall mean the Approved Drug Products book published by the FDA most recently and for subsequent years during the term of this Agreement, including its printed, monthly supplements, and the electronic version of the Orange Book found at http://www.fda.gov/cder/ob/default.htm, or as the site address is amended.

1.21                        “Product” shall mean [*], the AB-rated generic equivalent of[*].

1.22                        “Product Specification” shall mean the manufacturing, testing, labeling, storage and quality control specification for such Product as set forth in the ANDA as approved by the FDA and in the USP, plus any additional specifications agreed upon in writing by the Parties.

1.23                        “Program” shall have the meaning set forth in Section 3.1(a) herein.

1.24                        “Sales and Marketing Costs” shall mean, with respect to a Product, the total costs incurred by Barr in a given Calendar Quarter to sell the Product in the Territory, including but not limited to, [*]. The Parties agree that such Sales and Marketing Costs will be (i) deemed to be equal to [*]of Gross Sales, or (ii) in the event a Third Party markets the Product, the actual payments made by Barr to the Third Party for such sales or marketing activities.

1.25                        “Technical Information” shall mean any and all Know-How, patents, patent applications, copyrights, trademarks, trade secrets, inventions, data (including Regulatory Data), technology, processes and information, including improvements and modifications thereto, processes and analytical methodology (“Intellectual Property Rights”) used in the development, testing, analysis and manufacture and medical, bioequivalence and other

*Confidential Treatment Requested.

scientific data prepared or otherwise generated by Corium or Barr, respectively, related to the Product or pursuant to this agreement.

1.26                        “Territory” shall mean worldwide, subject to Section 13.6.

1.27                        “Third Party” shall mean an entity or person that is not a Party to this Agreement or an Affiliate of a Party to this Agreement.

1.28                        “Third Party Manufacturer” shall mean a Third Party that enters into a manufacture and supply agreement with Corium or Barr for the manufacture and supply of the Product pursuant to the terms of this Agreement.

1.29                        “Unit” shall mean one unit of the Product meeting the Product Specifications, which is manufactured in accordance with cGMP, and which is neither adulterated nor misbranded.

1.30                        “U.S. GAAP” shall mean United States of America generally accepting accounting principles applied on a consistent basis.

ARTICLE 2 - ADVISORY COMMITTEE

2.1                               Establishment and Composition.  Within thirty (30) days of the Effective Date, the Parties shall establish an advisory committee (the “Committee”), with Corium having the right to appoint up to two (2) representatives on the Committee and Barr having the right to appoint up to two (2) representatives. Such representatives shall include individuals within the management of each Party with expertise in drug development, regulatory, or accounting. Any member of the Committee may designate a substitute to attend and perform the functions of that member at any meeting of the Committee. Each Party may change its representatives so designated at any time at its sole discretion, by providing written notice to the other Party.  Barr shall designate one of its representatives as the chairperson for the Committee.  The Committee shall serve as a monitoring and coordination body for the Program as needed and will attempt to agree on all matters related to the Program; however Barr shall have the authority to make final decisions related to the Program.

2.2                               Meetings.  The Committee shall meet from time to time as determined by Barr; but no less often than once every six months.  The meetings may be held either in person, or if requested by a Committee member, by phone or video-conference.

ARTICLE 3 - DEVELOPMENT PROGRAM

3.1                               The Program.  The Parties shall undertake a Development Program with the overall objective of obtaining all FDA approvals necessary for the commercialization of the Product (hereinafter, the “Program”).

(a)                                 Development Plans and Funding.

(i)                                     Corium began development of the Product prior to the Effective Date.  Such development which was funded by Corium included formulation and analytical development, [*], manufacture of clinical supplies for a pilot PK study and the conduct of the pilot PK study.  Corium shall use its commercially reasonable efforts to further develop the Product including scale-up of the Product, analytical development and the production of clinical supplies for any bio-equivalency study (the “BE Study”), adhesion study, skin irritation/sensitization study and the stability study.  Except as provided in subsection (ii) below, Corium shall bear the cost of its development activities for the United States and Canada conducted under this Agreement.

(ii)                                  Upon completion of the pilot PK study conducted pursuant to Section 3.1(a)(i), Corium shall submit the result to Barr.  Within thirty (30) days after receiving such result, Barr shall, in its sole discretion, decide whether to proceed with the Program.  In the event that Barr decides to proceed with the Program, Barr will reimburse Corium for the cost of such pilot PK study.

(iii)                               Barr shall be responsible for conducting and bear the cost of all additional clinical/PK studies including but not limited to the BE, adhesion and irritation/sensitization studies, as well as any additional development activities or clinical supplies requested by Barr related to registration of Product outside of the United States or Canada.  Within thirty (30) days after the completion of the BE Study pursuant to this Section 3.1(a)(iii), Barr shall, in its sole discretion, decide whether to proceed with the Program.

(iv)                              If the BE Study conducted pursuant to Section 3.1(a)(iii) does not meet the FDA requirements for bioequivalence, the Parties will consult with each other and decide whether to repeat the BE study.  In the event that the Parties decide to repeat such study, the cost of the second BE study will be borne by Corium.

(b)                                 Regulatory Filings and Communications.  Barr shall use commercially reasonable efforts to draft, submit and maintain any appropriate ANDA for the Product, including all amendments and supplements to the FDA, and obtain FDA approval for the commercialization of the Product.

3.2                               Development Progress Reports.  Corium shall submit to Barr a report (the “Development Progress Report”) summarizing the progress of the development of the Product within ten (10) days following the end of each calendar month.

3.3                               Milestones.

Subject to the terms and conditions hereof, Barr will pay Corium the following non-refundable milestone payments:

(a)                                 [*] within [*] of Effective Date (the “Initial Milestone”);

(b)                                 [*] upon Barr’s decision to proceed with the Program pursuant to Section 3.1(a)(ii),

(c)                                  [*] upon Barr decision to proceed with the Program pursuant to Section 3.1(a)(iii);

*Confidential Treatment Requested.

(d)                                 [*] within [*] after confirmation of the acceptance of ANDA by the FDA; and

(e)                                  [*] after confirmation that the ANDA for Product is the first and only (as of the submission date) ANDA submitted for a generic version of [*] as determined by the date of submission of the ANDA reflected on the FDA web site (www.fda.gov/cder/ogd/ppiv.htm); provided that such [*] payment shall be reimbursed to Barr if the ANDA for the Product is later determined not to be the first ANDA submitted for a generic version of [*] or more than one applications were filed on the same day as the ANDA.  The Parties acknowledge and agree that such first to file status may not be confirmed until the final approval of the ANDA.

3.4                               Inspections.  Each Party’s representatives shall have the right, from time to time during normal business hours and upon reasonable notice, to visit the other Party’s facilities, as appropriate, to review and/or audit such other Party’s quality, regulatory, cGMP, Good Clinical Practices and other compliance systems and activities related to the Product. Unless otherwise mutually agreed upon by the Parties, after the first twelve (12) months of commercial manufacturing of the Product, visits shall occur no more frequently than twice in any calendar year. Each Party shall reasonably cooperate in such activities, and shall make available such personnel and documents (including, without limitation, batch records, clinical study records, and standard operating procedures) as the requesting Party may reasonably request in connection therewith.

ARTICLE 4 - DISCLOSURE OF INFORMATION; PERFORMANCE OF DUTIES

4.1                               Disclosure. Upon execution of this Agreement and during the Term, each Party shall disclose to the other Party Confidential Information and Program Information necessary or useful to proceed with the Program. Each Party shall, at the reasonable request of the other Party, allow personnel of the other Party to consult with its staff at mutually agreeable times, to discuss and review such Confidential Information and Program Information.

4.2                               Confidentiality. Except as specifically authorized by this Agreement, each Party shall, for the Term and for five (5) years after its expiration or termination for any reason, keep confidential, not disclose to others and use only for the purposes provided for or permitted under this Agreement, the other Party’s Confidential Information. Notwithstanding the foregoing, such information may be (i) disclosed to governmental agencies and others where such Confidential Information is required to be included in regulatory filings permitted under the terms of this Agreement or in patent applications filed within the United States Patent and Trademark Office or corresponding international patent offices; (ii) provided to Third Parties under appropriate terms and conditions including confidentiality provisions substantially equivalent to those in this Agreement, in connection with the receiving Party’s clinical or bio-equivalence testing, consulting, regulatory activities, manufacturing and marketing activities with respect to the Product undertaken pursuant to or as permitted by this Agreement; (iii) published, if and to the extent such publication has been approved by both Parties; or (iv) disclosed to the extent required by applicable laws or regulations or as ordered by a court or other regulatory body having competent jurisdiction. In each of the foregoing cases, the recipient will use its commercially reasonable efforts to limit the disclosure and maintain confidentiality to the extent possible. In the case of a required disclosure under clause (iv) above, the Party required to make

*Confidential Treatment Requested.

the disclosure shall promptly notify the original disclosing Party and shall provide reasonable assistance, if requested by the original disclosing Party, to assist the original disclosing Party in its attempts to prevent or limit the disclosure.

4.3                               Ownership. Ownership of Confidential Information shall remain with the disclosing Party. Nothing herein is intended to transfer the ownership of any Confidential Information.

4.4                               Compliance with Laws. Each Party agrees to comply with all material laws and regulations applicable to it and to use its commercially reasonable efforts to perform its responsibilities and duties as described in this Agreement.  Each Party represents that neither it nor any of its employees has been debarred or is subject to debarment proceedings by the FDA.  If any such proceedings are commenced against a Party hereto (or any of its employees) during the Term, such Party shall notify the other Party in writing within five business days of the commencement of such proceedings, and shall keep the other Party informed, on a regular basis, of the status of such proceedings. Neither Corium nor Barr shall employ any persons or entities that have been debarred, or that are subject to debarment proceedings, for any aspect of the development, manufacturing or testing of the Products.

ARTICLE 5 - LICENSE AND OWNERSHIP

5.1                               Intellectual Property Ownership. Barr shall own all of the interest, title and right in and to the ANDA for the Product and shall retain the exclusive control of such ANDA, including all amendments, supplements and all other communications with the FDA.  Each party shall be the sole owner of the Technical Information of which only its employees and third party contractors are inventors during the term of this Agreement.  The Parties will jointly own the Technical Information of which both parties employees or contractors are joint inventors during the term of this agreement, provided, however, that each party will solely own any Technical Information or Know-How developed or invented (i) solely by its employees or contractors or (ii) jointly with the other party in connection with this Agreement that relates to any Intellectual Property Rights or Know-How that such party owned or controlled as of the Effective Date of this Agreement (“Background Intellectual Property”).  Corium hereby grants to Barr an exclusive (even as to Corium), royalty-free, right and license under the Technical Information and Know How owned or controlled by Corium to the extent that they are necessary or useful for Barr to offer for sale or sell the Products pursuant to Barr’s rights and obligations under this Agreement.

5.2                               In the event Corium itself or through a Third Party commercialize any Products in countries that have been removed from the Territory in accordance with Section 13.6, Corium shall pay Barr a royalty of [*] of its net sales for such Product or any AB rated generic equivalent of such Product, outside the Territory.  Barr hereby grants to Corium (a) an exclusive, royalty-free, right and license under the ANDA and the Technical Information to develop, manufacture and supply the Products pursuant to Corium’s obligations under this Agreement, and (b) an exclusive right (even as to Barr) to commercialize the Products outside the Territory subject to the foregoing royalty obligation.

*Confidential Treatment Requested.

5.3                               License in a Bankruptcy Event.  In the event of a Bankruptcy Event with regard to Corium, Corium will use reasonable commercial efforts to continue to supply Barr with the Product on substantially similar terms and conditions as Barr received prior to Corium’s Bankruptcy Event.  In the event that (a) [*]or (b) [*], then in case of either (a) or (b), Corium hereby grants to Barr a non-exclusive, non-transferable, non-sublicensable (except as permitted pursuant to Section 6.4(c)), license to Technical Information and Know-How owned or controlled by Corium to make the Product solely to the extent necessary to enable Barr to continue Commercialization of the Product in the Territory in accordance with this Agreement.  In exchange for any license rights granted pursuant to this Section 5.2, and in lieu of the payments set forth in Sections 9.1 and 9.2, Barr will pay Corium a royalty of [*] on its Net Sales of the Product.  For the avoidance of doubt, Barr will not have a license to use Corium’s Know-How to make, have made, sell, use, or otherwise exploit any other products.  Barr shall be responsible for all costs, including all costs incurred by Corium, to transfer any Corium Know-How to Barr to enable Barr to exercise the license described in this Section 5.2.  Barr covenants and agrees that it will forebear from exercising any of the rights granted under this Section 5.2 unless and until the conditions described clauses (a) or (b)(i) and (b)(ii) of this Section 5.2 have been met.

ARTICLE 6 - MANUFACTURE OF THE PRODUCTS

6.1                               Manufacturing Responsibility.

(a)                                 Prior to the Launch Date of the Product, Corium shall use commercially reasonable efforts to manufacture the Product for the pivotal BE Studies and the product process validation batches.

(b)                                 After the Launch Date of the Product and during the Term, Corium shall manufacture, test, release and supply Product to Barr in accordance with this Agreement.

(c)                                  Subject to Section 6.4, Corium shall supply exclusively to Barr, and Barr shall purchase exclusively from Corium for use and distribution in the Territory, all of Barr’s requirements for the Product.  Corium shall not supply the Product to any Person, other than to Barr and its Affiliates, unless such Persons have agreed not to promote, market, sell or distribute the Product or any AB rated generic equivalent of such Product in the Territory.  In the event that any such Person fails to comply with such restrictions, Corium shall immediately notify Barr and shall cause such Person to cease such activities.

6.2                               Obligations of Corium.  Without limiting the foregoing, Corium shall be responsible for, directly or through a Third Party Manufacturer:

(a)                                 filing and qualifying with the FDA the manufacturing site of Corium;

(b)                                 filing and maintaining distribution shipping records for the Product; irrespective of the Party selected to manufacture the Product:

(c)                                  conducting all required testing including, without limitation, stability testing for each batch of Product manufactured for use in bioequivalence studies contemplated under this Agreement; and conducting, as required by the ANDA, cGMPs, and FDA regulations,

*Confidential Treatment Requested.

as amended, any and all such testing for all validation batches and all commercial batches of Product; and

(d)                                 manufacturing and packaging the Product according to any guidelines provided reasonably required by Barr and consistent with the ANDA and all applicable FDA regulations, as amended.  Barr shall have the exclusive right to define (i) the shape, color, size, embossing and imprinting of each Unit or Product, and (ii) packaging, cartoning, labeling, including package inserts, and all related artwork for containers and any advertising.

6.3                               Subcontracting Manufacturing.  Corium shall be entitled to engage a Third Party Manufacturer to satisfy its manufacturing commitments pursuant to this Article 6. In such event Corium shall promptly notify Barr, and shall identify and upon Barr’s approval engage and qualify such Third Party Manufacturer to satisfy such manufacture commitments. Corium will bear the sole responsibility for entering into a supply agreement for the Product between Corium and such Third Party, and shall continue to be responsible to Barr for all the obligations imposed on Corium herein. All compensation paid by Corium to such Third Party Manufacturer in consideration for the manufacture of the Products shall be included in Fully Allocated Costs; provided that such compensation shall be commercially reasonable and comparable to similar transactions in the like industry.

6.4                               Barr’s Manufacturing Right.

(a)                                 Barr shall have the right to qualify a second source for supply of the Product, at Barr’s own expense, provided that such second source may only supply Barr with Product either (i) in accordance with Section 6.4(b) below or (ii) [*].  Corium shall provide Barr with reasonable assistance at the request and expense of Barr, in qualifying such second source for supply of the Product.

(b)                                 Barr shall have the right to manufacture the Product, or have the Product manufactured by its Affiliates and/or a Third Party Manufacturer in the event that [*].  Product manufactured by Barr, its Affiliates or Third Party Manufacturer pursuant to this Section 6.4 shall be included for purposes of calculating Gross Sales for Product; provided that the costs incurred by Barr or its Affiliates or paid to Third Party Manufacturers shall be calculated as part of the Fully Allocated Costs.

(c)                                  Corium shall, and hereby does, grant to Barr, its Affiliates and/or such Third Party Manufacturer as directed by Barr, which license Barr covenants and agrees it may not exercise other than in the event that Barr manufactures or has manufactured the Product pursuant to Section 6.4(b), a non-exclusive right to [*] solely to the extent necessary to enable Barr, such Affiliates and/or such Third Party Manufacturer to manufacture the Product pursuant to Section 6.4 (b) for so long as (i) [*], (ii) [*], and (iii) [*].

6.5                               Expiration Dates.  Product supplied by Corium shall, at the time of Delivery to Barr, be dated such that the expiration of such Product shall not occur until at least [*] from such date of delivery to Barr, provided, however, that Corium shall use commercially reasonable efforts to provide Product to Barr with the longest possible expiration date.

*Confidential Treatment Requested.

6.6                               Quality Control.  Corium shall manufacture, test, label, package, and ship all Product, or cause the Product to be manufactured, tested, labeled, packaged, and shipped in accordance with the respective ANDA, Product specifications, cGMP, and the Act, as amended.

6.7                               Manufacturing Changes.  Corium shall notify Barr in the event it desires to make any changes in the manufacturing process as set forth in the ANDA for the Product.  No such change shall be made unless Barr authorizes such change.

6.8                               Manufacturing Audit.  Barr, either itself or through or with its representatives, shall have the right, twice each calendar year, or more often if a reasonable basis exists therefore (such as, by way of example and not limitation, a change in, or material noncompliance with, applicable laws, regulations and governmental guidelines), upon reasonable notice and during normal business hours, to subject the manufacturing facilities where Corium manufactures, or has manufactured, Product to a cGMP audit or inspection at Barr’s expense.  This inspection shall be conducted to ensure compliance with all requirements of applicable laws and regulations, including cGMPs, and all guidelines promulgated by the FDA as well as evolving standards required by the FDA.  Such inspection and auditing shall be permitted upon reasonable notice and during normal business hours, taking into account Corium’s manufacturing cycle of Product.

(a)                                 Notice of Inspections.  Corium shall immediately notify Barr of any inspection of its or any of its Affiliates’ facilities (or of any facilities of its or their licensees, distributors, contractors, subcontractors or agents) related to the Product or the API by any regulatory agency, including the FDA, and shall send Barr copies of any written reports or correspondence to or from any regulatory agency relating to such inspection.  Such reports may exclude any trade secrets of Corium that are unrelated to the activities under this Agreement.  Corium shall permit the relevant governmental authorities to inspect its facilities and records in connection with the activities contemplated by this Agreement.

ARTICLE 7 - PATENT ISSUES

7.1                               Patent Review.

(a)                                 Barr shall use commercially reasonable efforts to obtain a review and analysis by Barr’s outside patent counsel of the validity and/or enforceability of the Listed Patents for the Product, and Corium’s formulation and technology proposed to be used to manufacture the Products, and recommended measures to avoid infringement of such patents and other patents in the field.  If Barr’s outside patent counsel is unable to recommend measures to avoid infringement or Corium is unable to make such a change to the Product, as determined by Barr in Barr’s sole discretion, Barr may terminate this Agreement pursuant to Section 13.2(d) herein.

(b)                                 During the term of this Agreement, each Party shall promptly disclose to the other Party any other patents, patent applications or inventions that may affect the development and commercialization of the Product that come to such Party’s attention.  Within ninety (90) days of such disclosure, Barr shall use commercially reasonable efforts to obtain a review and analysis by Barr’s outside Patent counsel of whether the Product as developed and manufactured by Corium, including Corium’s formulation, process and/or API material, would infringe on an issued, non-expired (as of the intended date of launch of the Product) United States patent. If, in such opinion, such Product does read on such a claim or claims, Corium shall propose any non-infringing changes to the Product, including reformulating the Product. If Corium is unable to make such a change to the Product, as determined by Barr in Barr’s sole discretion, Barr may terminate this Agreement pursuant to Section 13.2(d) herein.

7.2                               Patent Paragraph IV Certification. The Parties recognize and agree that the ANDA is intended to be filed certifying (a “Paragraph IV Certification”) that they are not infringing on patents filed by [*] in the Orange Book or that such Orange Book patents are invalid or unenforceable pursuant to 21 CFR. In the event that Barr and/or Corium is involved in litigation in the United States regarding the validity and enforceability of any patents for the Product, Barr shall direct and control, and shall make commercially reasonable efforts to conduct to a successful conclusion of, the litigation including, but not limited to, any settlement of all or part of such litigation.

7.3                               Patent Costs. The costs associated with the patent review, settlement, and litigation activities conducted pursuant to Sections 7.1 and 7.2 hereof shall be paid by Barr.

7.4                               Cooperation. Subject to assuring that any and all defense and/or legal privileges remain intact, each Party shall provide reasonable cooperation to the other Party in its efforts to defend against any patent claims or patent suits relating to the Product. When reasonably requested by Barr, Corium shall enter into a joint defense agreement with Barr.  Corium’s counsel, at Corium’s own cost and expense, may monitor the cases as well as any patent review described herein and Barr will reasonably cooperate with such counsel.

7.5                               Settlement.  Barr shall retain complete control of any settlement that results from a litigation between a Party and a Third Party regarding any patents covering a Product; provided that in conducting the negotiations for such settlement Barr shall use commercially reasonable efforts to maximize the economic benefit to the parties.  In the event of any settlement that involves payment of cash or other consideration having economic value to Barr, Corium shall be entitled to receive value equal to [*] of the value of the settlement received by Barr.

ARTICLE 8 — COMMERCIALIZATION AND SUPPLY.

8.1                               Commercialization.  Barr shall have the exclusive right, even as to Corium, to Commercialize the Product in the Territory.  Subject to Section 13.6, Corium shall have the exclusive right, even as to Barr, to Commercialize the Product outside of the Territory subject to the terms and conditions of this Agreement and Corium’s royalty obligations under Section 5.1 hereof.  Upon final approval by the FDA for the ANDA for the Product and as soon as practicable after the Product may be manufactured and sold in the Territory free from any and all restrictions, as determined by Barr in its sole and exclusive discretion, Barr shall use commercially reasonable efforts to Commercialize the Product in the Territory.  Barr shall have the sole and exclusive right to establish and control the prices and all other terms and conditions for the sales of the Product in the Territory.

*Confidential Treatment Requested.

8.2                               Regulatory Responsibilities. Following the approval by the FDA of an ANDA, Barr shall be solely responsible, with Corium’s reasonable assistance, for maintaining the ANDA for the Product including any necessary periodic reporting requirements. Furthermore, Barr shall be responsible for all adverse event reporting as required by the Act. Barr agrees to perform these activities in conformance with cGMP, the ANDA specifications and the Act. Barr shall provide Corium with copies of all material correspondence from or to regulatory authorities in the Territory relating to the maintenance of the ANDA.

8.3                               Supply.  Upon the approval by the FDA of an ANDA, Corium shall use its commercially reasonable efforts to supply Barr with its requirements for the Product in the Territory.  Corium shall maintain inventory levels for the Product, consistent with its normal practices, giving due consideration to the forecasts submitted by Barr hereunder.

8.4                               Forecasts.

(a)                                 The Barr and Corium advisory committee (Committee) will meet at least [*] prior to the Launch Date of the Product for the purpose of planning a successful Product launch.  Corium will prepare a Production Launch Plan for the Product based on Barr’s estimated launch quantity and estimated launch date within [*]after receipt of non-binding estimated launch quantities and launch date from Barr.  Barr will place firm purchase orders for the Product far enough in advance to meet Barr’s launch requirements based on Corium’s Production Launch Plan.

(b)                                 After the Launch Date of the Product within the Territory, [*] prior to the beginning of each calendar year, Barr shall provide to Corium [*] for its requirements of the Product.  Such [*] forecast will be updated on a [*] basis, and such update shall be received by Corium no later than [*] prior to the first day of each [*]. Except as otherwise provided herein, these requirements forecasts shall be non-binding and shall be used by Corium for planning purposes only.

(c)                                  [*] prior to [*], Barr shall submit to Corium a Firm Order for the Product with a shipment date no sooner than [*] from the date of the Firm Order. Corium shall accept or reject a Firm Order within [*]of its receipt.  Corium may reject a Firm Order if at the time of its receipt BARR is in default of a payment or other obligation or if Corium is unable to fill the Firm Order within the time specified.  If Corium fails to accept or reject a Firm Order within such [*] period, such Firm Order shall be deemed to be accepted at the end of such period.  Except as provided herein, the Firm Order shall constitute a binding agreement by Barr to purchase the Product.  No change may be made in the binding purchase order for Product or the shipment dates requested therefor without the prior consent of Corium (such consent not to be unreasonably withheld).

(d)                                 Should Barr’s Firm Order for a calendar quarter be less than Barr’s most recent forecast for such calendar quarter pursuant to Section 8.4(b), Barr will pay Corium for the costs of any unused quantities of such materials ordered for such calendar quarter in reliance on such forecast within [*] of such Firm Order; provided however that Corium shall use commercially reasonable effort to store such materials under proper storage conditions and use such materials to manufacture the Product for future calendar quarters, and shall reimburse or

*Confidential Treatment Requested.

credit Barr for costs of all materials so used for a future calendar quarter within [*] after the end of such future calendar quarter.

8.5                               Excess Over Forecast.  If Barr’s orders for Product exceeds the amounts forecasted by Barr pursuant to Section 8.4 (b), Corium shall use commercially reasonable efforts to supply the amounts of Product so ordered by Barr.

8.6                               Purchase Orders.  Barr’s purchase orders to Corium shall set forth:  (i) the quantity or amount ordered, (ii) shipping arrangements, and (iii) the requested delivery date to Barr (each, a “Purchase Order”).  Following a Product’s Launch Date, Corium shall not be required to fulfill any Purchase Order requesting a delivery date earlier than [*] after receipt of a Purchase Order.  Within [*] of its receipt of any Purchase Order, Corium shall send a written acknowledgement of such receipt to Barr and include in such notice, if necessary, the fact that Corium is unable to fulfill such Purchase Order (without limiting any of Barr’s rights or remedies under this Agreement or otherwise).  If Corium fails to so accept or reject a Purchase Order, the Purchase Order shall be deemed to be accepted after such [*] period.  The terms and conditions of this Agreement shall supersede and control any terms and conditions in any form of Purchase Order or any other business forms used by the Parties for the purposes of ordering, acknowledging, invoicing or shipping.

8.7                               Delivery.  Corium shall deliver Product ordered pursuant to a Purchase Order to Barr via regular freight in accordance with the delivery instructions set forth in such Purchase Order.  Title and risk of loss will pass to Barr when the Product is delivered to Barr’s designated carrier.  Barr shall have the right to cancel any Purchase Order, in whole or in part, which is delayed more than [*] from the date of delivery requested by Barr.

8.8                               Non-Conforming Product.  Barr shall inspect the Product that is delivered by Corium pursuant to this Agreement according to Barr’s standard inspection guidelines, prior to their distribution and sale by Barr or sublicensees or distributors.  If a shipment of Product, or any portion thereof, is from visual inspection adulterated, damaged, defective or otherwise non-conforming, then Barr shall have the right to reject such shipment, or the portion thereof that fails to so conform as the case may be, upon written notice to Corium, specifying the grounds for such rejection, within [*] following the date on which Barr receives from Corium the invoice relating to such shipment of Product.  If no notice of rejection is given by Barr within such [*] period or with respect to a shipment of Product, then such shipment shall be deemed to have been accepted; provided, however, that any failure to provide a notice of rejection by Barr shall not be deemed to be an acceptance in the event that any reason for rejection exists that could not be discovered during a reasonable inspection of such shipment in which case Barr shall have the right to reject the shipment within [*] of the discovery of such latent defect, but in no event later than [*] following the date on which Barr receives from Corium the invoice relating to such shipment of Product.  For the avoidance of doubt, Barr shall have no obligation to inspect any shipment beyond ordinary visual inspection.  In the event of any rejection pursuant to this Section 8.8, [*].  If Corium agrees with Barr’s claim, [*].  If Barr and Corium are unable to resolve their differences, then either Barr or Corium may refer the matter to a certified analytical firm of international reputation independent of and acceptable to both Parties for final analysis using a sample from such shipment provided by Barr, which shall be binding on Barr and

*Confidential Treatment Requested.

Corium.  The fees and disbursements of such firm shall be paid by the Party whose contention is rejected by the firm.

8.9                               ANDA Specifications.  Barr shall comply with the specifications set forth in the ANDA, the applicable law, and any written specifications provided by Corium, concerning the packaging, labeling, storage, handling, and transportation of the Product.  Neither Barr nor any employee or person acting on behalf of Barr shall make any modification to the Product, Product packaging or labeling of the Product as delivered by Corium.

8.10                        OTC.  In the event that [*] becomes available over the counter (the “OTC”), the Parties shall negotiate in good faith any amendment to the Parties rights and obligations in relation to such Product as it pertains to OTC status.

ARTICLE 9 - PAYMENTS

9.1                               Allocation and Distribution of Profits.  Within [*]days following the close of each Calendar Quarter, Barr shall pay Corium an amount equal to [*] of Net Income from Barr’s sales of the Product in the Territory.

9.2                               Transfer Price.  The transfer price for the Product Corium supplies to Barr pursuant to Section 8.3 (hereinafter, the “Transfer Price”) shall be equal to [*].

9.3                               Manner of Payment. All payments due hereunder shall be made in United States dollars without any deduction or withholding for or on account of, any taxes, duties, levies, fees or charges except those taxes or duties levied against Corium which are legally required to be withheld by Barr. All taxes levied on account of any payment accruing to Corium under this Agreement which constitutes income to Corium shall be the obligation of Corium, and, if provision is made in law or regulation for withholding, such tax shall be deducted by Barr from any payment then due, Barr shall pay such tax to the proper taxing authority, and receipt for payment of the tax shall be promptly sent to Corium by Barr. However, Corium shall have the right to appeal to the appropriate tax authority any such withholding and payments of any such tax.

9.4                               Books of Account; Audit. Each Party shall maintain true and complete books of account containing an accurate record of all data necessary for the proper computation of amounts charged by it and payments due from it under this Agreement. Upon [*] prior written notice, each Party shall have the right, through the independent certified public accountants engaged by the requesting Party, to conduct its regular annual audit, or through a firm of independent public accountants selected by mutual agreement of the Parties, to examine the books and records of the other Party as they relate to this Agreement, at any time within [*] years after the date of the payment or charges to which they relate [*] for the purpose of verifying the amount of such payments or charges and the accuracy of such books and records. Such examination shall be made during normal business hours at the place of business of the Party whose books and records are being examined. The Parties agree that information furnished as a result of any such examination shall be limited to a written statement by such certified public accountants to the effect that they have reviewed the books and records of such Party and either (i) the amounts paid or charged under this Agreement are in conformity with such books and

*Confidential Treatment Requested.

records and the applicable provisions of this Agreement, or (ii) setting forth any required adjustments. The fees and expenses of the accountants performing such verification shall be borne by the Party requesting the examination. If any such examination shows any underpayment or overpayment, or overcharge or undercharge, a correcting payment or refund shall be made within [*] days after receipt of the written statement described above providing the non-challenging Party agrees with the findings of the challenging Party. If the non-challenging Party disagrees with the finding of the challenging Party, the Parties will attempt, in good faith, to resolve the difference. If after [*] the Parties fail to settle the difference, the dispute resolution provisions of Article 13 will be followed. Notwithstanding the foregoing, if any such examination indicates that there was any underpayment with respect to any Calendar Quarter of more than [*] of the payment actually due or the amount that should actually have been charged, then the Party whose books are being examined shall bear all costs of the examination.

ARTICLE 10 — REPRESENTATIONS AND WARRANTIES

10.1                        Corium Warranties.

(a)                                 Corium warrants that it shall use its commercially reasonable efforts to ensure that its employees working on the Program hereunder will not use information or knowledge which is proprietary to a Third Party.

(b)                                 Corium further warrants that Product manufactured by it hereunder (i) shall be manufactured in accordance with the ANDA and the Product specification, and shall meet the Product specification for its shelf life as set forth in the ANDA; (ii) shall not, at the time of delivery to Barr’s designated carrier, be adulterated or misbranded within the meaning of the Act, or any applicable laws in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and laws are constituted and effective at the time of such delivery; and (iii) shall be manufactured in accordance with cGMP, and all other similar applicable United States laws and regulations, as amended.  Except as set forth in Section 11.1, Barr’s sole remedy for breach of the warranty contained in this subsection 10.1(b) shall be the replacement of such non-complying Product.

CORIUM’S WARRANTIES SET FORTH IN THIS SECTION 10.1 ARE ITS EXCLUSIVE WARRANTIES TO BARR WITH RESPECT TO THE PRODUCT, AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, CONCERNING THE PRODUCT, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 11 - INDEMNIFICATIONS

11.1                        Corium Indemnity.  Corium shall indemnify, defend and hold harmless Barr and its Affiliates, employees or directors from any and all costs, expenses, damages, judgments and liabilities (including reasonable attorneys’ fees and the cost of any recalls) incurred by or rendered against Barr, or its Affiliates, employees or directors in any Third Party claim made or suit brought from a breach by Corium of its representations and warranties pursuant to this

*Confidential Treatment Requested.

Agreement, except to the extent that such claim or suit is based on (i) Barr’s breach of its representations and warranties, or (ii) an action which Barr provided its written consent pursuant to this Agreement, or (iii) any allegation that the Product, or any part thereof, infringe or violate any patent, copyright, trademark, or misappropriate any trade secret (other than misappropriations of which Corium knew or reasonably should have known). Barr shall give prompt written notice of any such claim or suit, and Corium shall undertake the defense thereof. Barr shall cooperate in such defense, to the extent reasonably requested by Corium, at Corium’s expense. Barr shall have the right to participate in such defense, at its own expense, to the extent that in its judgment Barr may be prejudiced thereby.  In any claim made or suit brought for which Barr seeks indemnification under this Section 11.1, neither Party shall settle, offer to settle, or admit liability or damages without the prior written consent of the other Party.

11.2                        Barr Indemnity. Barr shall indemnify, defend and hold harmless Corium and its Affiliates, employees or directors from any and all costs, expenses, damages, judgments and liabilities (including reasonable attorneys’ fees and the cost of any recalls) incurred by or rendered against Corium, or its Affiliates, employees or directors in any Third Party claim made or suit brought that is (i) based on damages resulting from the clinical testing, use or sale of the Product, or (ii) an allegation that the Product, or any part thereof, infringe or violate any patent, copyright or trademark of a third party or misappropriate any trade secret of a third party (other than misappropriations of which Corium knew or reasonably should have known); except to the extent that such claim or suit is based on Corium’s breach of its representations or warranties under this Agreement. Corium shall give prompt written notice of any such claim or suit, and Barr shall undertake the defense thereof. Corium shall cooperate in such defense, to the extent reasonably requested by Corium, at Barr’s expense. Corium shall have the right to participate in such defense, at its own expense, to the extent that in its judgment Corium may be prejudiced thereby.  In any claim made or suit brought for which Corium seeks indemnification under this Section 11.2, neither Party shall settle, offer to settle, or admit liability or damages without the prior written consent of the other Party.

11.3                        Mitigation. In the event of any occurrence which may result in either Party becoming liable under this Article, each Party shall use commercially reasonable efforts to mitigate the damages that may be payable by the other Party hereunder.

11.4                        Insurance Requirements. For the Term and [*] thereafter Corium shall maintain, or cause to be maintained, at its own expense, product-liability, general liability and excess policy insurance in an amount not less than [*] per occurrence.  In addition, Barr and Corium shall maintain workers compensation and property, inventory and business interruption insurance as is commercially reasonable.  Upon a Party’s written request from time to time, each Party shall furnish to the other Party one or more Certificates of Insurance reflecting coverage under such insurance and shall name such other Party as an additional insured on such policy.

ARTICLE 12 - LIMITATION OF LIABILITY

12.1                        Limits of Liability.  Except for Parties’ indemnification obligations under Article 11 or confidentiality obligations under Article 4 in no event, other than as set forth herein, shall either Party be liable to the other Party for special, incidental, consequential or punitive damages, or for costs of procuring substitute products, whether the claim is based upon

*Confidential Treatment Requested.

contract, warranty, tort, negligence, product liability, or strict liability theories or otherwise relates to the failure to perform any obligations set forth herein.  Except for Corium’s indemnification obligations under Article 11 or confidentiality obligations under Article 4 in no event, other than as set forth herein, shall Corium’s liability to Barr in connection with this agreement for all causes of action and under all theories of liability exceed [*].  The parties have agreed that these limitations will survive and apply even if any limited remedy specified in this agreement is found to have failed of its essential purpose.

ARTICLE 13 - TERM AND TERMINATION: MODIFICATION OF RIGHTS

13.1                        Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until the earlier of (i) a termination pursuant to Section 13.2, or (ii) the conclusion of the last day of the tenth (10) full calendar year following the Launch Date of the Product (the “Initial Term”), and shall thereafter be automatically renewed for additional one-year terms (each a “Renewal Term”), unless either Party, not less than three (3) months prior to expiration of the Initial Term or any Renewal Term, terminates the Agreement by written notice to the other; provided that if the termination is by Corium, and further provided that Barr is not in breach of the Agreement, Corium shall continue to supply Barr with its requirement of the Product pursuant to the terms hereunder until Barr shall have completed all transfer of manufacturing process to supply itself with the Product, but in no event longer than thirty (30) months from Corium’s notice of termination to Barr.

13.2                        Termination Events. This Agreement shall only be terminated in the following manner, upon the occurrence of any of the events set forth in this Section 13.2 (each a “Termination Event”):

(a)                                 The Parties may terminate this Agreement at any time by written mutual agreement.

(b)                                 Either Party may terminate this Agreement upon a material breach by the other Party; provided that the terminating Party shall provide the breaching Party with a written notice reasonably detailing such breach and such breach or default is not cured within sixty (60) days after receipt such notice.

(c)                                  [*].

(i)                                     [*][*];

(ii)                                  [*];

(iii)                               [*];

(iv)                              [*]; or

(v)                                 [*].

*Confidential Treatment Requested.

For the avoidance of doubt, in the event that Barr makes any of the determinations described in subsections (i) or (ii) above, Corium may terminate this Agreement upon sixty (60) days written notice in the event that Barr does not give such notice to Corium.

13.3                        Effect of Termination.

(a)                                 In the event that Barr terminates this Agreement pursuant to Sections 13.2(d)(i), (ii), (iv) or (v), the following shall apply:

(i)                                     Barr shall and hereby does grant Corium an exclusive (even as to Barr), royalty-free, freely transferable, irrevocable and perpetual license in the Territory to use all Technical Information owned by Barr as of the date of such Termination and that is necessary for the development and Commercialization of the Product to continue the development and Commercialization of the Product as contemplated by this Agreement for the sole benefit of Corium.

(ii)                                  Barr shall cooperate with Corium and take all action reasonably necessary to transfer control to Corium of any litigation being conducted by Barr pursuant to a filing for Paragraph IV certification of the Product.

(b)                                 In the event that either party terminates this Agreement pursuant to Section 13.1, or for breach of the other party pursuant to Section 13.2(b), or Barr terminates this Agreement pursuant to Section 13.2(d)(iii), or Corium terminates this Agreement for a [*] pursuant to Section 13.2(c), the non-terminating party shall and hereby does grant such terminating party an exclusive (even as to such non-terminating party), freely transferable, irrevocable and perpetual license in the Territory to use all Technical Information owned by such non-terminating party as of the date of such Termination and that is necessary for the development and Commercialization of the Product to continue the development and Commercialization of the Products as contemplated by this Agreement for the sole benefit of such party.

(c)                                  In the event that Barr terminates this Agreement for a [*] pursuant to Section 13.2(c), then Barr shall be granted a license to Corium’s Know-How in accordance with Section 5.2.

13.4                        Post-Termination Use of ANDA.  If this Agreement is terminated due to a breach by Barr pursuant to Section 13.2(b), or Barr terminates this Agreement at the end of the Initial Term or any subsequent Renewal Term pursuant to Section 13.1, or Barr terminates this Agreement pursuant to subsections 13.2(d)(i), (iv) or (v):

(a)                                 Barr shall cease the Commercialization of the Product upon the termination or expiration of this Agreement; provided, however, Barr shall be entitled to continue to sell its remaining inventory, on the terms of this Agreement.  For any sale of remaining inventory of the Product, Barr shall continue to make payments to Corium on such sales as provided in Section 8.1; and

(b)                                 In the event that an ANDA has been filed for the Product, Barr shall assign such ANDA to Corium.

*Confidential Treatment Requested.

13.5                        Rights on Termination.  Termination of this Agreement for any reason shall be without prejudice to (i) either Party’s rights under this Agreement with respect to claims arising out of events occurring prior to such termination; or (ii) any other remedies which either Party may otherwise have.

13.6                        Modification of Territory.  If, within [*] from the Effective Date, Barr has not achieved any sales in any particular country, then such country may, at Corium’s election and upon written notice to Barr, be removed from the Territory, at which time Corium shall have the sole and exclusive right to commercialize Product in any such country.

ARTICLE 14 - MISCELLANEOUS

14.1                        Waiver and Amendment. Any waiver by any Party hereto of a breach of any provisions of this Agreement shall not be implied and shall not be valid unless such waiver is recited in writing and signed by such Party. Failure of any Party to require, in one or more instances, performance by the other Party in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of the future performance of any such terms or conditions or of any other terms and conditions of this Agreement. A waiver by either Party of any term or condition of this Agreement shall not be deemed or construed to be a waiver of such term or condition for any other term. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either Party. This Agreement may not be amended except in writing, signed by both Parties.

14.2                        Relationship of the Parties. For all purposes of this Agreement, Corium and Barr shall be deemed to be independent entities and anything in this Agreement to the contrary notwithstanding, nothing herein shall be deemed to constitute Corium and Barr as partners, joint ventures, co-owners, an association or any entity separate and apart from each Party itself, nor shall this Agreement constitute any Party hereto an employee or agent, legal or otherwise, of the other Party for any purposes whatsoever. Neither Party hereto is authorized to make any statements or representations on behalf of the other Party or in any way obligate the other Party, except as expressly authorized in writing by the other Party. Anything in this Agreement to the contrary notwithstanding, no Party hereto shall assume nor shall be liable for any liabilities or obligations of the other Party, whether past, present or future.

14.3                        Headings. The headings set forth at the beginning of the various Articles of this Agreement are for reference and convenience and shall not affect the meanings of the provisions of this Agreement.

14.4                        Notices. Notices required under this Agreement shall be in writing and sent by registered or certified mail, postage prepaid, or by telex or facsimile and confirmed by registered or certified mail and addressed as follows:

*Confidential Treatment Requested.

If to Barr:                                         Barr Laboratories, Inc.

400 Chestnut Ridge Road

Woodcliff Lake, NJ 07677

Facsimile:  (201) 930-3330

Attention: President

with a copy to: General Counsel

If to Corium:                        Corium International, Inc.

2686 Middlefield Road

Redwood City, CA 94063

Facsimile: (650) 298-8012

Attention: CEO

With a copy to:

Ralph Pais, Esq.

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, CA 94041

Facsimile:  (650) 938-5200

All notices shall be deemed to be effective five days after the date of mailing or upon receipt if sent by telex or facsimile (but only if followed by certified or registered confirmation). Either Party may change the address at which notice is to be received by written notice pursuant to this Section 14.4.

14.5                        Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be stricken and the remaining provisions shall remain in full force and effect; provided, however, that if a provision is stricken so as to significantly alter the economic arrangements of this Agreement, the Parties agree to negotiate in good faith modifications to this Agreement to effectuate the initial intent of this Agreement.

14.6                        Assignment. This Agreement shall not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that either Party may assign this Agreement, in whole or in part, to any successor (including the surviving company in any consolidation, reorganization or merger) or assignee of all or substantially all of its business, or to a wholly owned subsidiary or Affiliate. This Agreement will be binding upon any permitted assignee of either Party.  No assignment shall have the effect of relieving any Party to this Agreement of any of its obligations hereunder.

14.7                        Event of Force Majeure.  Neither Party shall be responsible or liable to the other hereunder for the failure or delay in the performance of this Agreement due to any civil unrest, war, fire, earthquake, hurricane, accident or other casualty, or any labor disturbance or act of God or the public enemy, or any other contingency beyond the Party’s reasonable control. In the event of the applicability of this Section 14.7, the Party failing or delaying performance shall use its commercially reasonable efforts to eliminate, cure and overcome any of such causes and resume the performance of its obligations. Upon the occurrence of an event of force majeure, the Party failing or delaying performance shall promptly notify the other Party, in writing, setting forth the nature of the occurrence, its expected duration and how such Party’s performance is affected. The failing or delaying Party shall resume performance of its obligations hereunder as soon as practicable after the force majeure event ceases.

14.8                        Public Disclosure. Neither Party shall disclose to third Parties, nor originate any publicity, news release or public announcement, written or oral, whether to the public, the press, stockholders or otherwise, referring to the existence or terms of this Agreement the subject matter to which it relates, the performance under it or any of its specific terms and conditions, except as required by law, without the prior written consent of the other Party. If a Party decides to make an announcement, it will give the other Party such notice as is reasonably practicable and an opportunity to comment upon the announcement.

14.9                        Survival.  Sections 4.3, 4.4, 5.1, 13.3, 13.4, 13.5, and Articles 1, 10, 11, 12, and 14 shall survive the termination for any reason of this Agreement.  Section 4.2 shall survive the expiration or termination of this Agreement for five (5) years.  Sections 9.3 and 9.4 shall survive the expiration or termination of this Agreement for seven (7) years.  Any payments due under this Agreement with respect to any period prior to its termination shall be made notwithstanding the termination of this Agreement.

14.10                 Effects of Insolvency or Bankruptcy on Licenses.  The Parties acknowledge and agree that all rights and licenses to intellectual property granted to a licensee pursuant to this Agreement (other than with respect to Trademarks) are, for all purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in the Bankruptcy Code, and that in the event a Party who is a licensor becomes a debtor in bankruptcy, the provisions of Section 365(n) of the Bankruptcy Code shall apply and the other Party shall continue to have rights under such licenses as long as such Party continues to fulfill all of its obligations, including its obligations to pay royalties, under this Agreement, as and to the extent provided in Section 365(n).  Each Party, in its capacity as licensor of such rights under this Agreement (as applicable), acknowledges and agrees that the other Party, in its capacity as licensee of such rights under this Agreement (as applicable), shall retain and may fully exercise all of such other Party’s rights and elections as and to the extent provided in the Bankruptcy Code.

14.11                 No Conflict. Each Party represents that neither this Agreement nor any of its obligations hereunder will conflict or result in a breach of any arrangement or agreement between such Party and any Third Party.

14.12                 Entire Agreement. This Agreement, including the exhibits hereto, sets forth the entire understanding between the Parties hereto as to the subject matter hereof and supersedes all other documents, agreements (including the Confidentiality Agreement, except that the Confidential Information provided under the Confidentiality Agreement shall be deemed to have been provided hereunder), verbal consents, arrangements and understandings by or between the Parties with respect to the subject matter hereof.

14.13                 Limitation of Grant. Nothing in this Agreement shall be construed as granting by implication, estoppel, or otherwise, any license or rights than otherwise set forth herein.

14.14                 Governing Law. This Agreement shall be governed by, and construed, and enforced in accordance with the substantive laws of the State of New York, without giving effect to its rules concerning conflicts of laws.

14.15                 Dispute Resolution.  The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement that may relate to the parties’ rights and obligations hereunder.  The parties agree that they shall use reasonable efforts to resolve any dispute that may arise in an amicable matter.

14.16                 Escalation.  If the parties are unable to resolve such a dispute within thirty (30) days, then before either Party shall be entitled to file a lawsuit in connection with such dispute, either Party within fifteen (15) days, may by written notice to the other Party, require the Parties to submit any such disputed matter to the Chief Executive Officers of the Parties, who shall meet and use good faith efforts to negotiate a resolution within thirty (30) days of receipt of such notice.  In the event that the Chief Executive Officers are unable to resolve such dispute within such 30-day period, either Party shall be entitled to seek all legal recourse available to it in connection therewith.  The Chief Executive Officers shall issue their resolution in writing.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

CORIUM INTERNATIONAL, INC.

By:	/s/ Adrian Faasse
Name:	Adrian Faasse
Title:	CEO
Date:	AUG 15, 2006

BARR LABORATORIES, INC.

By:	/s/ Christopher Mengler
Name:	Christopher Mengler
Title:	Sr. Vice President
Date:	August 14, 2006